UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 19, 2009

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	333-144337	75-2749762
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification Number)

15305 Dallas Parkway
Suite 1600		75001
Addison, Texas		(Zip code)
(Address of principal
executive offices)
Registrant’s telephone number, including area code: (972) 713-3500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 19, 2007, United Surgical Partners International, Inc. (the “Company”), USPI Holdings, Inc., Citibank, N.A. as administrative agent and the various other financial institutions party thereto entered into a Credit Agreement (the “Credit Agreement”) that provided for total borrowings of up to $630.0 million, consisting of a $100.0 million revolving credit facility and a $530.0 million term loan facility. Lehman Commercial Paper Inc. (“Lehman”) committed to fund up to $15.0 million of the revolving credit facility.
     On August 19, 2009, the parties amended (the “Amendment”) the Credit Agreement to terminate the $15.0 million commitment of Lehman without reducing the commitments of the other lenders. Upon the effectiveness of the Amendment, the availability under the revolving credit facility will be reduced to $85.0 million and the percentages of the remaining Lenders will be revised to reflect their pro rata share of the $85.0 million revolving credit facility.
     The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1	Amendment No. 1 to that certain Credit Agreement dated as of April 19, 2007, among United Surgical Partners International, Inc., USPI Holdings, Inc., as Borrower, the Lenders party thereto, Citibank, N.A., as Administrative Agent and Collateral Agent, Lehman Brothers, Inc., as Syndication Agent, and Bear Stearns Corporate Lending., Inc. and UBS Securities LLC, as Co-Documentation Agents.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
By:	/s/ Mark A. Kopser
Mark A. Kopser
Executive Vice President and Chief Financial Officer (Principal Financial Officer and duly authorized to sign this report on behalf of the Registrant)

Date: August 19, 2009

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Amendment No. 1 to that certain Credit Agreement dated as of April 19, 2007, among United Surgical Partners International, Inc., USPI Holdings, Inc., as Borrower, the Lenders party thereto, Citibank, N.A., as Administrative Agent and Collateral Agent, Lehman Brothers, Inc., as Syndication Agent, and Bear Stearns Corporate Lending., Inc. and UBS Securities LLC, as Co-Documentation Agents.